Exhibit (a)(1)(iii)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

LTX-CREDENCE CORPORATION

EXCHANGE OFFER FOR

ANY AND ALL OF ITS OUTSTANDING

3.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE MAY 15, 2010

(CUSIP Nos. 225302 AG 3 and 225302 AH 1)

Pursuant to the Offering Circular dated April 22, 2009

The exchange offer (the “Exchange Offer”), which is being made by LTX-Credence Corporation (“LTXC”), will expire at 5:00 p.m., New York City time, on Wednesday, May 20, 2009, unless the Exchange Offer is extended earlier terminated by LTXC (such date and time, as may be so extended or terminated, the “Expiration Time”). In order to be eligible to receive the Exchange Offer Consideration (as described below) offered upon tender of LTXC’s 3.5% Convertible Senior Subordinated Notes due May 15, 2010 (“Old Notes”) pursuant to the Exchange Offer, holders of Old Notes (“Holders”) must tender and not withdraw their Old Notes before the Expiration Time.

Old Notes tendered in the Exchange Offer may be withdrawn at any time prior to the Expiration Time.

To The Depository Trust Company Participants:

We are enclosing herewith the documents listed below relating to the Exchange Offer by LTX to exchange any and all of its outstanding Old Notes for the Exchange Consideration (as described below), upon the terms and subject to the conditions set forth in the Offering Circular dated April 22, 2009 (the “Offering Circular” ), and the accompanying letter of transmittal (the “Letter of Transmittal”). Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

The consideration in this Exchange Offer that each Holder will receive for each $1,000 principal amount of Old Notes validly tendered and accepted for exchange (the “Exchange Offer Consideration”) is:

•	LTXC’s 3.5% Convertible Senior Subordinated Notes due May 15, 2011 ( “New Notes”) in the principal amount of $750; plus

•	a cash payment equal to $199.6875; plus

•

a cash payment equal to the accrued and unpaid interest thereon to, but excluding, the settlement date, which amount is expected to be approximately $1.0694, assuming the settlement date of the Exchange Offer is May 26, 2009.

New Notes will be issued only in denominations of $1,000 or an integral multiple thereof. If the Exchange Offer Consideration that a tendering Holder would otherwise be entitled to receive results in a fractional interest in New Notes, meaning that the quotient that results from dividing (a) the aggregate principal amount of the New Notes such Holder would otherwise be entitled to receive by (b) $1,000, is not an integer, then such Holder will be entitled to receive New Notes in an aggregate principal amount equal only to the product of (i) the integral amount of such quotient and (ii) $1,000. In lieu of the fractional amount of such quotient, such Holder will be entitled to an additional cash payment equal to the product of (x) such fractional amount and (y) $798.75. All cash payments will be rounded down to the nearest whole cent.

To preserve the entitlement of beneficial owners of old notes to cash in lieu of fractional interests in new notes pursuant to the exchange offer, DTC participants must submit voluntary offer instructions (VOIs) at the beneficial owner level.

Only Old Notes validly tendered and not validly withdrawn prior to the Expiration Time will be accepted for exchange.

LTXC is requesting that you contact your clients for whom you hold Old Notes through your account with The Depository Trust Company (“DTC”) regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes through your DTC account, enclosed herewith are copies of the following documents:

1.	Offering Circular;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and

3.	Letter that may be sent to your clients for whose accounts you hold Old Notes through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on Wednesday, May 20, 2009, unless the Exchange Offer is extended or earlier terminated by LTXC. The Exchange Offer is subject to certain conditions. Please see “Terms of the Exchange Offer—Conditions of the Exchange Offer” in the Offering Circular.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message through the automated tender offer program (“ATOP”) of DTC in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

LTXC will not pay any fee, commission or expense to any broker or dealer or to any other persons in connection with the solicitation of tenders of the Old Notes pursuant to the Exchange Offer, other than reasonable and customary fees payable to The Bank of New York Mellon Trust Company, N.A., in its capacity as the exchange agent for the Exchange Offer (the “Exchange Agent”).

LTXC will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity.

LTXC will not pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to LTXC, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Exchange Agent by calling (212) 815-3738.

Very truly yours,

LTX-CREDENCE CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF LTXC OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE ACCOMPANYING LETTER OF TRANSMITTAL.

2